UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 14, 2016

HYDRA INDUSTRIES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 14, 2016, Hydra Industries Acquisition Corp. (“Hydra Industries” or the “Company”) entered into an employment agreement, to become effective upon the closing of the Company’s proposed business combination with Inspired Gaming Group (the “Business Combination”) (which is more fully described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on November 23, 2016 (the “Proxy Statement”)), with Daniel B. Silvers, to join the Company as Chief Strategy Officer upon completion of the Business Combination.

Under the terms of his employment agreement, Mr. Silvers’ annual base salary will be $350,000, with a target annual bonus of not less than 100%, and a maximum annual bonus of not more than 200%, of his annual base salary, subject to applicable performance goals. Mr. Silvers will be eligible to receive additional incentive bonuses and equity on terms that are no less favorable than those offered to any other executive of the Company except the Chief Executive Officer and Executive Chairman. Mr. Silvers’ employment agreement does not have a set term. The employment agreement may be terminated without cause on three months’ written notice by either party. Upon termination by the Company without cause (as defined), Mr. Silvers would be entitled to (i) any earned, but unpaid, annual bonus with respect to the year prior to the year in which the termination occurred, (ii) a pro-rated maximum annual bonus for the year in which the termination occurred, (iii) his salary for the two-year period following the termination date (or three years if termination occurs within two years immediately following the commencement date of the agreement or any change in control, as defined), (iv) two times his maximum annual bonus (or three times if termination occurs within two years immediately following the commencement date of the agreement or any change in control) and (v) acceleration of 100% vesting of all incentive and equity compensation to which he is entitled at the termination date (or in the case of any award under the Company’s 2016 Equity Incentive Plan, such award shall not be forfeited upon such termination, but shall remain subject to the time, performance or other conditions to vesting specified in such award).

Mr. Silvers may be terminated by the Company immediately upon written notice for cause (defined as (i) a serious or persistent material breach of the terms of the employment agreement, (ii) gross negligence or willful gross misconduct with a material adverse effect on the Company, (iii) conviction of, or a plea of guilty or nolo contendere to, a felony (other than a traffic-related offense) or (iv) any material breach of the employment agreement that has a material adverse effect on the Company). In such instance, the Company would be obligated to pay to Mr. Silvers (i) any accrued but unpaid salary, (ii) any earned and vested benefits and (iii) any unreimbursed business expenses.

On the occurrence of an event constituting “good reason” as defined, Mr. Silvers may terminate the agreement immediately at any time within 90 days of such event. On termination for good reason, Mr. Silvers is entitled to the payments applicable to a termination by the Company without cause. Under the employment agreement, Mr. Silvers will remain subject to certain covenants, including, among other things, a covenant not to enter into a competing business, for a period of time after termination of his employment, as well as a covenant not to disclose certain confidential information of the Company. The Company has also agreed to make consulting payments to Matthews Lane Capital Partners LLC, of which Mr. Silvers is a principal, in the amount of $500,000 for consulting services previously provided (the “Consulting Payment”). At least 50% of the Consulting Payment will be paid on January 3, 2017, with the Company permitted to defer the payment of the remaining portion through the first anniversary of the closing of the Business Combination (subject to accelerated payment under certain circumstances in the event of termination of Mr. Silvers’ employment with the Company).

Mr. Silvers’ employment agreement calls for a grant pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”), subject to approval of the Plan by the Company’s stockholders, of restricted stock, and in the amount of 150,000 shares. The grant of restricted stock will be effective January 1, 2017 subject to the closing of the Business Combination and Mr. Silvers’ continued employment by the Company on January 1, 2017.

In addition, the vesting of such award is subject to the conditions set forth on Annex A to the Plan, which is included as an Annex to the Proxy Statement. One-third of such award will vest on the first anniversary of the closing of the Business Combination, provided that a period of at least 30 consecutive trading days has elapsed during which the average of the closing prices of the Company’s common stock was equal to or greater than $12.50 per share; another one-third of such award will vest on the second anniversary of the closing of the Business Combination, provided that for a period of at least 30 consecutive trading days such average of the closing prices was equal to or greater than $15.00 per share; and the final one-third of such award will vest on the third anniversary of the closing of the Business Combination, provided that for a period of at least 30 consecutive trading days such average of the closing prices was equal to or greater than $17.50 per share. If a specified price threshold applicable to any anniversary date has not been achieved prior to such date, the portion of the award subject to that price threshold will vest on the first date thereafter when that price threshold is achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2016

HYDRA INDUSTRIES ACQUISITION CORP.

By	/s/ Martin E. Schloss
Name: Martin E. Schloss
Title: Executive Vice President, General
Counsel and Secretary